Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

USD Partners LP
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No.333-214565) and Form S-8 (No. 333-228260 and 333-201275) of USD Partners LP of our report dated March 4, 2021, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP
Houston, Texas
March 4, 2021